Exhibit 15
Revised Unaudited Consolidated Balance Sheets
(In thousands of Euros, except share and per share amounts)

	As of	As of
	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets:
Current assets:
Cash and cash equivalents	€63,742	€73,755
Restricted cash	—	8,590
Other short-term investments	600	461
Derivative contracts	3,163	3,544
Accounts receivable (net of allowances of € 574 as of June 30, 2008 and € 639 as of December 31, 2007)	117,497	143,261
Unbilled revenues	230,704	196,307
Due from related parties	10,180	38,773
Inventory	28,497	21,194
Other taxes receivable	8,874	9,309
Deferred tax assets	2,093	2,399
Other current assets	5,445	3,476

Total current assets	€470,795	€501,069
Deposits and other investments	7,145	7,103
Investments carried under the equity method	6,458	219
Derivative contracts	154	—
Property, plant and equipment, net of accumulated depreciation of € 48,824 as of June 30, 2008 and € 45,915 as of December 31, 2007	53,809	52,975
Long-term receivables and other assets	8,646	8,605
Deferred tax assets	19,817	16,529
Other intangible assets, net of accumulated amortization of € 17,211 as of June 30, 2008 and € 16,373 as of December 31, 2007	18,960	22,381
Goodwill	55,926	64,638

Total assets	€641,710	€673,519

Liabilities and shareholders’ equity:
Accounts payable	€189,973	€252,624
Billings in excess of costs and estimated earnings	24,373	35,501
Accrued and other liabilities	24,887	13,668
Income and other taxes payable	13,638	21,452
Deferred tax liabilities	4,155	2,546
Due to related parties	92,283	25,315
Current portion of long-term debt	1,418	3,488
Short-term debt	43,000	63,998
Short-term leasing obligations	7,507	7,075
Derivative contracts	4,108	3,686

Total current liabilities	€405,342	€429,353
Long-term debt less current portion	12,192	12,230
Long-term leasing obligations	20,888	22,959
Other long term liabilities	11,147	8,198
Deferred tax liabilities	2,472	6,361
Unearned income	1,018	409
Derivative contracts	615	—

Total liabilities	€453,674	€479,510

Revised Unaudited Consolidated Balance Sheets
(In thousands of Euros, except share and per share amounts)

	As of	As of
	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Minority interest	4,216	3,889

Commitments and contingencies

Shareholders’ equity:
Common stock, € 3.005 nominal par value, 29,247,100 shares authorized, issued and outstanding, same class and series	87,889	87,889
Additional paid-in-capital	42,190	42,072
Deferred compensation	—	—
Accumulated other comprehensive income	(10,176)	(5,294)
Retained earnings	63,917	65,453

Total shareholders’ equity	€183,820	€190,120

Total liabilities and shareholders’ equity	€641,710	€673,519

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Continued